Exhibit 10.4

                              EMPLOYMENT AGREEMENT
                              --------------------


         EMPLOYMENT AGREEMENT, dated and effective as of November 1, 1997, between CROWN ENERGY CORPORATION, a Utah corporation (the "Company"), and JAY MEALEY ( the "Executive").

         WHEREAS, the Company wishes to employ the Executive, and the Executive wishes to accept such employment, on the terms and subject to the conditions set forth in this Agreement.

         NOW THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

         1.       Employment, Duties and Acceptance.

                  1.1 Employment Duties. The Company hereby employs the Executive for the Term (as defined in Section 2.1), to render exclusive and full-time services to the Company as Chief Operating Officer and President, or in such other executive position as may be mutually agreed upon by the Company and the Executive, and to perform such other duties consistent with such positions as may be assigned to the Executive by the Board of Directors of the Company. The Executive shall have the general powers and duties of supervision and management of the operations of the Company and such other powers and duties as are typically vested in the offices of Chief Operating Officer and President of a corporation and shall have such other additional duties consistent with such positions as may from time to time be assigned by the Board of Directors of the Company. In such capacity, Executive shall have full authority over the day to day operation of the Company, subject only to the oversight of the Chief Executive Officer and the Board of Directors. The Company agrees that at all times during the Term, the Executive shall have complete authority for the day to day operations of the Company and, without the prior written consent of the Executive, it shall not employ or engage anyone, other than a Chief Executive Officer, approved by the Executive in writing in his sole discretion, with any title or any duties, functions or responsibilities which are equal or superior to the Executive's title, duties, functions or responsibilities. For the purposes of this Section 1.1, the Executive approves James A. Middleton as Chief Executive Officer. In addition, unless otherwise agreed in writing by the Executive, the Executive shall be on the Board of Directors of each subsidiary of the Company. The Company shall take all action necessary to nominate the Executive for election to the Board of Directors of the Company and shall use its best efforts to have the Executive elected to the Board of Directors. If so elected, the Executive shall be entitled to be a member of the Executive Committee thereof and, to the extent permitted by applicable law, including
Section 16 of the Securities Exchange Act of 1934, as amended (the Exchange Act"), and the rules of any national securities exchange on which securities of the Company are quoted or listed, each other committee of the Board of Directors.



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                  1.2 Acceptance.  The Executive  hereby accepts such employment and agrees to render the services described above. During the Term, the Executive agrees to serve the Company faithfully and, to the best of the Executive's ability, to devote substantially all the Executive's business time, energy and skill to promote the Company's interests. Nothing in this Agreement
shall  preclude  Executive  from  engaging,   consistent  with  his  duties  and
responsibilities hereunder, in any capacity in charitable, civic, educational and community affairs, from managing his personal investments or from investing in real estate. The Executive further agrees to accept election, and to serve during all or part of the Term, as a director of the Company and as an officer or director of any subsidiary or affiliate of the Company, without any compensation therefor other than that specified in this Agreement, if elected to any such position by the shareholders or by the Board of Directors of the Company or of any subsidiary or affiliate, as the case may be.

                  1.3 Location. The duties to be performed by the Executive hereunder shall be performed primarily at the office of the Company in the Salt Lake City, Utah, metropolitan area, subject to reasonable travel requirements on behalf of the Company.

         2.       Term of Employment:  Certain Post-Term Benefits.

                  2.1 The Term. The term of the Executive's employment under this Agreement (the "Term") shall commence on November 1, 1997, and shall end on December 31, 2000, or such later date to which the Term is extended pursuant to
Section 2.2.

                  2.2 End of Term Provisions. At any time on or after December 31, 1999, the Company shall have the right to give written notice of non-renewal of the Term. In the event the Company gives such notice of non-renewal, the Term automatically shall be extended so that it ends twelve months after the last day of the month in which the Company gives such notice; provided, that if the Company has not given written notice of non-renewal as provided in this Section
2.2 prior to June 30, 2000, the Term automatically shall be extended until December 31, 2002. At any time on or after December 31, 1999, the Executive shall have the right to terminate this Agreement by giving written notice of termination to the Company. In the event the Executive gives such notice of termination pursuant to this Section, all of the rights and obligations of the parties hereto (other than any remaining obligations of the Company pursuant to Section 3, including, but not limited to the pro rata portion of the Bonus and Base Salary set forth therein, and the provisions of Section 5) shall terminate on the date which is sixty (60) days after the date of such notice (the "Executive Termination Date"). On the Executive Termination Date, Executive shall keep all Options which shall have vested on or prior to such date provided that such Options shall only be exercised in accordance with their terms and
Section 3.4 hereof.

                  2.3 Special Curtailment. The Term shall end earlier than the original December 31, 2000, termination date provided in Section 2.1 or any extended termination date provided in Section 2.2, in either case if sooner



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terminated  pursuant to Section 4. Non-extension of the Term shall not be deemed to be a wrongful termination of the Term or of this Agreement by the Company pursuant to Section 4.4.

         3.       Compensation:  Benefits.

                  3.1 Salary. As compensation for all services to be rendered pursuant to this Agreement, the Company agrees to pay the Executive during the Term a base salary at the annual rate of not less than $150,000, subject to increase as set forth below as of November 1 of each year (the "Base Salary"). Provided the the Company achieves a positive cash flow from operations (revenues less opertaing expenses before interest, debt service, taxes, depreciation, amortization, extraordinary and non-recurring items and dividends), the Base Salary shall be automatically increased to $180,000 per annum effective as of November 1, 1998, and to $210,000 per annum effective as of November 1, 1999. Should the Term be extended pursuant to Section 2.2, the Base Salary shall automatically increase by 20% per annum effective as of January 1 of each successive year beginning January 1, 2001.

                  In the event that the Base Salary is adjusted pursuant to the foregoing provision or the Company, in its sole discretion, from time to time determines to increase the Base Salary, such increased amount shall, from and after the effective date of the increase, constitute the "Base Salary" for purposes of this Agreement. Such Base Salary shall be payable semi-monthly in arrears and shall be subject to such deductions or withholding as are required by law and consistent with the Company's policies for other senior executive officers.

                  3.2 Bonus. In addition to the Base Salary the Executive shall be entitled to receive a bonus as further defined in this Section 3.2 for each fiscal year of this Agreement. For the purposes of this Agreement, unless otherwise stated herein, the term "Bonus" shall include all payments made pursuant to Sections 3.2 and 3.3 hereof.

                  3.2.1 Earnings Per Share Bonus. The Executive shall be paid bonus compensation (the "EPS Bonus") in addition to his Base Salary, based on the Company's earnings per share before extraordinary and non-recurring items, discontinued operations and preferred stock dividends ("EPS") as follows:

                  (A) If EPS for the fiscal year ending December 31, 1998 is positive, Executive shall be paid a bonus which shall equal 50% of Executive's actual Base Salary for such applicable fiscal year. For purposes of this Section
3.2.1 such 50% of the applicable Base Salary shall hereinafter be referred to as the "EPS Bonus Payment".

                  (B) For each subsequent fiscal year, if EPS (i) is positive and (ii) has increased from the immediately preceding fiscal year, Executive shall be paid a bonus for such fiscal year which shall equal 20% of the






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applicable EPS Bonus Payment for each $0.01 per share increase in EPS; provided, that in no event shall the EPS Bonus for any fiscal year exceed the EPS Bonus Payment for the applicable year.

                  3.2.1.2 The EPS Bonus shall be computed using generally accepted accounting principles and such computations shall be based on the Company's consolidated year end financial statements prepared by the Company's independent certified accountants. All EPS Bonus Payments shall be calculated and paid within 90 days of the end of each fiscal year. In the event of (a) a recapitalization of the Company, (b) the acquisition of another entity or (c) any other change in the corporate or capital structure of the Company which would have a material impact upon the EPS, the Chairman of the Board shall meet with Executive to determine what adjustments shall be made to the method of calculating EPS hereunder.

                  3.2.1.3 If Executive is employed by the Company for less than an entire fiscal year, any EPS Bonus Payments payable to Executive hereunder in respect of such fiscal year shall be prorated in accordance with the number of days in such fiscal year during which he was so employed unless otherwise stated herein.

                  3.2.2 Stock Price Bonus. The Executive shall be paid bonus compensation (the "Stock Price Bonus") in addition to his Base Salary, based on an increase, if any, in the average bid price for the Company's Common Stock, $0.02 par value per share (the "Common Stock"), as quoted on the NASD's Electronic Bulletin Board, or such other exchange as the case may be, for all of the trading days in the month of October in each applicable fiscal year (the "Average Price") as follows:

                  (A) For the fiscal year ending December 31, 1998, Executive shall be paid a bonus which shall be equal to 10% of Executive's actual Base Salary for such applicable fiscal year (for purposes of this Section 3.2.2 such portion of the applicable Base Salary shall hereinafter be referred to as the "Stock Bonus Payment") for each $.20 increase in the Average Price over $1.62; provided, that in the event the Average Price exceeds $1.82, the Executive shall receive a payment equal to a pro rata portion of the Stock Bonus Payment for any additional increase which is less than $0.20.

                  (B) For the fiscal year ending December 31, 1999, Executive shall be paid a Stock Bonus Payment for each $.20 increase in the Average Price over $2.62; provided, that in the event the Average Price exceeds $2.82, the Executive shall receive a payment equal to a pro rata portion of the Stock Bonus Payment for any additional increase which is less than $0.20.

                  (C) For the fiscal year ending December 31, 2000, Executive shall be paid a Stock Bonus Payment for each $.20 increase in the Average Price over $3.62; provided, that in the event the Average Price exceeds $3.82, the






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Executive shall receive a payment equal to a pro rata portion of the Stock Bonus
Payment for any additional increase which is less than $0.20.

                  3.2.2.1 All Stock Bonus Payments shall be calculated and paid within 30 days of the end of each fiscal year. If Executive is employed by the Company for less than an entire fiscal year, any Stock Bonus Payments payable to Executive hereunder in respect of such fiscal year shall be (i) prorated in accordance with the number of days in such fiscal year during which he was so employed unless otherwise stated herein and, (ii) calculated using the thirty
(30) day period immediately prior to date of termination of employment for purposes of determining the applicable Average Price.

                  3.2.2.2 In the event of any change in the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, conversions or the like, the number and kind of shares subject to the provisions regarding the Stock Price Bonus and the Average Price shall be appropriately adjusted.

                  3.3 Discretionary Bonus In addition to the amounts to be paid to the Executive pursuant to Sections 3.1 and 3.2, the Executive will be eligible, upon the decision of the Board of Directors and in the Board's sole discretion, to receive a discretionary bonus with respect to each fiscal year of the Term in such amount as the Board in its sole discretion may determine. Bonus amounts with respect to any year shall be payable in accordance with the bonus policies in effect from time to time for executive officers of the Company.

                  3.4 Stock Options. As soon as practicable, but in no event later than 30 days after the execution of this Agreement, the Company and the Executive shall execute a stock option agreement pursuant to the Company's
Incentive Stock Option Plan in which the Executive is granted options (the "Options") to purchase 450,000 shares of Common Stock of the Company (or any other shares or class of stock into which the common stock shall be exchanged, recapitalized or converted), (the "Company Common Stock") at an exercise price of $1.62. Options to purchase 150,000 shares of the Company Common Stock shall vest on the date of this Agreement, Options to purchase 150,000 shares of the Company Common Stock shall vest on the first anniversary of the date of this Agreement and Options to purchase 150,000 shares of the Company Common Stock shall vest on the second anniversary date of this Agreement. In the event that the average offer price for the Company's Common Stock, as quoted on the NASD's Electronic Bulletin Board, or such other exchange as the case may be, for any thirty (30) day period (the "Stock Price") equals or exceeds (a) $2.00, then Options to purchase 150,000 shares of the Company Common Stock (the "First Shares") shall become exercisable at the end of such period, (b) $3.00, then Options to purchase the First Shares, if applicable, and an additional 150,000 shares of the Company Common Stock (the "Second Shares") shall become exercisable at the end of such period and (c) $4.00, then Options to purchase






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the First Shares,  if  applicable,  the Second  Shares,  if  applicable,  and an additional 150,000 shares of the Company Common Stock shall become exercisable at the end of such period. The Options will be exercisable for a period of ten years from the date of this Agreement.

                  3.4.1 In the event of any change in the Company Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, conversions or the like, the number and kind of shares subject to the Options and the exercise price shall be appropriately adjusted.

                  3.5 Office; Business Expenses; Travel. The Company shall provide the Executive with an office, secretarial and other support services commensurate with his position and responsibilities. The Company shall pay or reimburse the Executive, within ten days of receipt of an expense report, for all reasonable expenses actually incurred or paid by the Executive during the Term in the performance of the Executive's services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as the Company customarily may require of its officers.

                  3.6 Vacation. During the Term, the Executive shall be entitled to a vacation period of four weeks during each year of the Term, taken in accordance with the vacation policy of the Company for its executive officers.

                  3.7 Fringe Benefits. During the Term, the Executive shall be entitled to participate in all of the Company's employee benefit plans, programs and arrangements, including any qualified pension plan, 401(k) plan, group insurance, disability, profit sharing, bonus, thrift, stock option, stock purchase or their so-called "fringe" benefit plan which the Company now or hereafter provides to its employees generally or to other executive officers of the Company, receiving the highest level of such benefits commensurate with his positions, titles, duties, then current compensation and length of service. In addition, the Company will provide medical, dental and disability benefits for the Executive, the Executive's spouse and the Executive's children. The Insurance coverage will be of the type and have such limits as are typically provided by companies of similar size for executives with similar positions. The insurance coverage may or may not be part of company-wide group policies.

         4.       Termination.

                  4.1 Death. If the Executive shall die during the Term, the Term shall terminate and no further amounts or benefits shall be payable hereunder, except that the Executive's legal representatives or beneficiary designated by the Executive in writing to the Company shall be entitled to receive (i) continued payments in an amount equal to 70% of the Base Salary in effect at the time of Executive's death, until the end of the Term (as in effect






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immediately  prior to the  Executive's  death) or, if the  Company  has not then given written notice of non-renewal pursuant to Section 2.2, for a period of twelve months after the last day of the month in which termination described in the Section 4.1 occurred, whichever is longer, and (ii) a prorated amount of the Bonus payable with respect to the fiscal year in which the Executive's death
occurs   pursuant   hereto.   All  payments  made  to  the   Executive's   legal
representatives or beneficiaries upon Executive's death shall be payable on the date on which payments are payable as specified herein. Such payments shall be exclusive of and in addition to any benefits received as a result of the life insurance policy maintained by the Company.

                  4.1.2 All stock Options which shall have vested on or prior to Executive's death shall be transferred to Executive's legal representatives or beneficiaries and shall be exercised in accordance with their terms and Section
3.4 hereof.

                  4.2 Disability. If, during the Term, the Executive shall become physically or mentally disabled, whether totally or partially, such that the executive is unable to perform the Executive's services hereunder for (i) a period of eight consecutive months or (ii) for shorter periods aggregating eight months during any twelve-month period, the Company may, at any time after the last day of the eight consecutive months of disability or the day on which the shorter periods of disability shall have equaled an aggregate of eight months, by written notice to the Executive (given before the Executive has recovered from such disability) (the "Disability Notice"), terminate the Term and no further amounts or benefits shall be payable hereunder, except that, the Executive shall be entitled to receive (i) continued payments in an amount equal to 70% of the Base Salary in effect at the time of such termination until the end of the Term (as in effect immediately prior to such termination) or, if the Company has not then given notice of non-renewal pursuant to Section 2.2, for a period of twelve months after the last day of the month in which termination described in this Section 4.2 occurred, whichever is longer, and (ii) a prorated amount of the Bonus payable with respect to the year in which the Executive's disability occurs pursuant hereto. If the Executive shall die before receiving all payments to be made by the Company in accordance with the foregoing, such payments shall be made to a beneficiary designated by the Executive in a form prescribed for such purpose by the Company, or in the absence of such designation to the Executive's legal representative.

                  4.2.1 Upon delivery of the Disability Notice, for the shorter of the period the Executive remains disabled or until Executive has attained the age of 65, the Company shall continue to provide (i) benefits for the Executive under the corporate group life insurance plan and (ii) benefits for the Executive, his spouse and children under the corporate group medical (including the executive medical plan) and dental insurance plans, to the extent permitted by such plans.

                  4.2.2 All stock Options which shall have vested on or prior to






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receipt by Executive  of the  Disability  Notice shall be kept by Executive  and shall be exercised in accordance with their terms and Section 3.4 hereof.

                  4.3 Cause. In the event of (i) gross neglect by the executive of the Executive's duties hereunder which continues following written notice to the Executive from the Board of Directors detailing with specificity the acts or omissions allegedly constituting such gross negligence, (ii) conviction of the Executive of any felony, (iii) conviction of the Executive of any crime involving theft of the property of the Company or any of its subsidiaries, (iv) conviction of the Executive of any crime that subjects the Company or any of its subsidiaries to material fines or penalties, (v) willful and material breach by the Executive of any material provision of the Agreement, which breach is not cured in all material respects within 30 days following receipt by the Executive of written notice of such breach, then the Company may by written notice to the Executive terminate the Term, and upon such termination, this Agreement shall terminate and the Executive shall be entitled to receive no further amounts or benefits hereunder, except any as shall have been earned or otherwise vested on, or prior to, the date of such termination (including a pro rata amount of the Bonus payable pursuant to Section 3.2 which shall be deemed to be earned pursuant to this Section). In the event of termination pursuant to this Section 4.3, the Executive shall keep all Options which shall have vested on or prior to such termination and such Options shall be exercised in accordance with their terms and Section 3.4 hereof.

                  4.4 Company Breach. In the event of (i) the breach of any material provision of this Agreement by the Company which breach is not cured in all material respects within 30 days after notice to the Company (5 days in the event of any failure to pay amounts due under Section 3.1 or 3.2 hereof or to grant the options required under Section 3.4 hereof), (ii) any reduction in the Executive's duties, responsibilities or title, or (iii) the relocation of the Executive to any place outside the Salt Lake City, Utah, metropolitan area, then the Executive shall be entitled to terminate the Term. Upon such termination, or in the event the Company terminates the Term or this Agreement other than pursuant to the provisions of Section 4.1, 4.2 or 4.3, the Company shall continue to provide the Executive (i) payments of Base Salary, in the manner and amount specified in Section 3.1, (ii) payments of the Bonus payable pursuant to
Section 3.2 in the manner and in the amount set forth therein, and (iii) fringe benefits and additional benefits in the manner and amounts specified in Sections 3.6, 3.7 and 3.8 until the end of the Term (as in effect immediately prior to such termination) or, if the Company has not then given written notice of non-renewal pursuant to Section 2.2, for a period of twelve months after the last day of the month in which termination occurred, whichever is longer (the "Damage Period"). In addition, upon such termination, or in the event the Company terminates the Term of this Agreement other than pursuant to the provisions of Section 4.1, 4.2 or 4.3, Options which would have vested prior to the end of the Damage Period shall vest and immediately become exercisable in






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their  entirety.  The Executive  shall not be required to mitigate the amount of any payment set forth in this Section; provided, however to the extent that the Executive shall earn compensation in connection with other employment which is comparable in duties and compensation to Executive's existing position during the Damage Period (without regard to when such compensation is paid), the Base Salary and Bonus payments to be made by the Company pursuant to this Section 4.4 shall be correspondingly reduced.

                  4.5 Termination by Executive for Good Reason. Following a Change in Control (as defined below), the Executive shall be entitled to terminate the Term for Good Reason. For purposes of this Agreement, "Good Reason" shall mean the occurrence, without the Executive's express written consent, of any one or more of the following events:

                  (a) The assignment to the Executive of any duties that are inconsistent with, or the reduction of powers or functions associated with Executive's positions, duties, responsibilities and status with the Company immediately prior to the Change in Control; a change in Executive's reporting responsibilities; or improper intervention by the Company in the Executive's ability to materially perform the duties and responsibilities that have been assigned to the Executive under this Agreement, except in connection with the Company's termination of Executive's employment pursuant to Section 4.3;

                  (b) The Company's breach of any of the provisions of this Agreement, including, but not limited to, a reduction by the Company in the Executive's Base Salary in effect on the date thereof, or as the same may be increased as provided herein; or a change in the conditions of Executive's employment (e.g., including, without limitation, a failure by the Company to provide the Executive with incentive compensation and benefit plans that provide comparable benefits and amounts as such type programs in effect immediately prior to the Change in Control, etc.); or

                  (c) The relocation of the Company's principal executive offices to any place outside of the Salt Lake City, Utah, metropolitan area or the Company's requiring the Executive to be based anywhere other than the Company's principal executive offices, except for required travel on the Company's business to an extent substantially consistent with the Executive's present business travel obligations.

         The Executive agrees to provide the Company with thirty (30) days' prior written notice of any termination for Good Reason.

                  4.5.1 Compensation Upon Termination by the Company Other Than for Cause or by the Executive for Good Reason Following a Change in Control. If, following a Change in Control (as defined below) of the Company, the Executive's employment shall be terminated (i) by the Company other than for Cause pursuant to Section 4.3, or (ii) by the Executive for Good Reason, the Executive shall be entitled to the following benefits:





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                  (a)  Payment  of  Unpaid  Base  Salary.   The  Company   shall
immediately pay the Executive any portion of the Executive's Base Salary and any other amounts earned or otherwise vested but not paid prior to such termination (including a pro rata amount of the Bonus payable pursuant to Section 3.2 which shall deemed to be earned for purposes of this Section).

                  (b) Lump Sum Payment. Within five days following such termination, the Company shall make a lump sum payment to the Executive in cash in an amount equal to three times the sum of (i) the Executive's then annual Base Salary, and (ii) the greater of (A) the total of any Bonus or Bonuses paid to the Executive pursuant to Section 3.2 in the fiscal year of the Company ended immediately prior to the fiscal year in which the termination occurs, and (B) the average yearly amount of such Bonuses with respect to the three (or, if less, the number of years the Executive has been employed by the Company or its predecessor) fiscal years ended immediately prior to the fiscal year in which the termination occurs; provided that, if either the EPS Bonus or the Stock Price Bonus are not earned during any prior bonus period such period shall not be used for purposes of calculating the average yearly amount of such Bonuses with respect to this Section 4.5.1.

                  (c) Immediate Vesting of Stock Options. All Options granted to the Executive shall vest and become fully exercisable upon Executive's termination pursuant to this Section 4.5.1. At the election of Executive made within 30 days following his date of termination, upon surrender of any or all outstanding Options issued to him under any stock option plan maintained by the Company, the Company shall pay Executive an amount equal to the product of: (a) the fair market value of a share of Common Stock, determined as of the date of termination minus the exercise price for such Option by (b) the number of shares with respect to which Options are being surrendered.

                  (d) Continuation of Fringe Benefits and Additional Benefits. The Company shall continue to provide the Executive with all fringe benefits and additional benefits set forth in Sections 3.6, 3.7 and 3.8 until the end of the Damage Period, as if the Executive's employment under the Agreement had not been terminated. If as the result of termination of Executive's employment, Executive and/or his otherwise eligible dependents or beneficiaries shall become ineligible for benefits under any one or more of the Company's benefit plans, the Company shall continue to provide the Executive and his eligible dependents or beneficiaries with benefits at a level at least equivalent to the level of benefits for which the Executive and his dependents and beneficiaries were eligible under such plans immediately prior to the termination.

                  (e) Exercise Tax Gross-Up. In the event that the Executive becomes entitled to the benefit payments provided under subparagraphs (a)-(d) of this Section 4.5.1 ("Benefit Payments"), and if any of the Benefit Payments will






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be subject to any excise tax imposed under section 4999 of the Internal  Revenue
Code of 1986, as amended from time to time (the "Code"), or successor sections thereto ("Excise Tax"), the Company shall pay the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Benefit Payments and any federal, state and local income tax and Excise Tax upon the payments provided for under this
Section 4.5.1, shall be equal to the amount of the Benefit Payments. For purposes of determining whether any of the Benefit Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) any other payments or benefits received or to be received by the Executive in connection with a Change in Control or the termination of Executive's employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person) shall be treated as "parachute payments: within the meaning of section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors and reasonably acceptable to the Executive such other payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, or such excess parachute payments (in whole or in part) represents reasonable compensation for services actually rendered, within the meaning of section 380G(b)(4)(B) of the Code, in excess of the Base Amount (as defined in section 380Gb)(3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, (ii) the amount of the Benefit Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Benefit Payments or (B) the amount of excess parachute payments within the meaning of section 380G(b)(1) of the Code (after applying clause (i), above), and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Termination Date, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes based on the marginal rage referenced above. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the Termination Date (other than by reason of the availability of other deductions for Federal or state income tax purposes that have the effect of reducing the taxable income of Executive), the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross- Up Payment being repaid by the Executive to the extent that such repayment results in a reduction in Excise Tax and/or a federal, state or local income tax deduction) plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount take into account hereunder at the time of the termination of the Executive's employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) at the time that the amount of such excess is finally determined. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Benefit Payments.

                  (f) No Mitigation Required; No Other Entitlement to Benefits under Agreement. Notwithstanding the provisions of Section 4.4, the Executive shall not be required in any way to mitigate the amount of any payment provided for in this Section 4.5.1, including, but not limited to, by seeking other employment, nor shall the amount of any payment provided for in this Section
4.5.1 be reduced by any compensation earned by the Executive as the result of employment with another employer after the Termination Date, or otherwise. Except as set forth in this Section 4.5.1, following a termination governed by this Section 4.5.1, the Executive shall not be entitled to any other compensation or benefits set forth in this Agreement, except as may be separately negotiated by the parties and approved by the Board of Directors of the Company in writing in conjunction with the termination of Executive's employment under this Section 4.5.1.

                  (g) Change in Control. A "Change in Control" shall be deemed to have occurred if, after the date of this Agreement, the conditions set forth in any one of the following paragraphs shall have been satisfied:

                           (i) Any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company; or any Company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities; or

                           (ii) During any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (iv) of this paragraph) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

                           (iii) The shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 75% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 25% of the combined voting power of the Company's then outstanding securities; or

                           (iv) The shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

                  (h) Dispute Relating to Executive's Termination of Employment for Good Reason. If the Executive resigns his employment with the Company alleging in good faith as the basis for such resignation any of the grounds specified in Section 4.5, and if the Company then disputes Executive's right to the payment of benefits under Section 4.5.1, the Company shall continue to pay Executive the full compensation (including, but not limited to, his Base Salary and applicable Bonus payments) in effect at the date Executive provided notice of such resignation, and the Company shall continue the Executive as a participant in all compensation, fringe benefits and additional benefits in which the Executive was then a participant pursuant to Sections 3.6 through 3.8, until the earlier of the expiration of the Damage Period or the date the dispute is finally resolved, either by mutual written agreement of the parties or by decree of a court of competent jurisdiction which is not appealable or with respect to which the time for appeal has expired and no appeal has been perfected. For the purposes of this Section, the Company shall bear the burden of proving that the grounds for Executive's resignation do not fall within the scope of Section 4.5, and there shall be a rebuttable presumption that the Executive alleged such grounds in good faith.

                  4.6 Litigation Expenses. If the Company and the Executive become involved in any action, suit or proceeding relating to the alleged breach of this Agreement by the Company or the Executive, and if a judgement in such action, suit or proceeding is rendered in favor the Executive, the Company shall reimburse the Executive for all expenses (including reasonable attorneys' fees) incurred by the Executive in connection with such action, suit or proceeding. Such costs shall be paid to the Executive promptly upon presentation of expense statements or other supporting information evidencing the incurrance of such expenses. If a judgement in such action, suit or proceeding is rendered in favor the Company, the Executive shall reimburse the Company for all expenses (including reasonable attorneys' fees) incurred by the Company in connection with such action, suit or proceeding.

         5.       Indemnification.

         The Company shall indemnify the Executive, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party by reason of the Executive being an officer, director or employee of the Company or any subsidiary or affiliate of the Company. If any action or proceeding is commenced or threatened as to which indemnity may be sought hereunder, the Company shall advance all costs and expenses (including all expenses of counsel chosen by the Executive) to the Executive in connection with defending any such action or proceeding or threatened action or proceeding and the Executive shall not be required to provide any undertaking or security in connection therewith. It is expressly agreed that a breach by the Company of the terms of this Section 5 shall constitute a breach of this Agreement entitling the Executive to terminate this Agreement pursuant to Section 4.4. The provisions of this Section 5 shall survive the expiration of the Term and any termination of this Agreement by the Company or by the Executive. The Company shall be required to maintain directors' and officers' liability insurance during the Term on terms reasonably satisfactory to Executive. The Executive shall be entitled to insurance coverage on terms no less favorable than any other directors or officers of the Company. During the Term, the Company shall not repeal or amend in any way that is adverse to the Executive the provisions of Article XII of the Company's Articles of Incorporation or Article VIII of the Company's By-laws and such Articles of Incorporation shall at all times include provisions providing for the exculpation, and elimination or limitation on the liability, of directors and officers of the Company to the fullest extent permitted by applicable law.

         6.       Notices.

         All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed first class, postage prepaid, by registered or certified mail (notices mailed shall be deemed to have been given on the date mailed), as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

         If to the Company, to:             If to the Executive, to:
         ----------------------             ------------------------

         Crown Energy Corporation           Jay Mealey
         215 South State, Suite 550         4645 Hunter's Ridge Circle
         Salt Lake City, Utah  84111        Salt Lake City, UT  84124

         Fax:  (801) 537-5609               Phone:  (801) 277-2337
                                            Fax:  (801) 277-5155


         7.       General.

                  7.1 This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Utah applicable to agreements made and to be performed entirely in the State of Utah.

                  7.2 The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                  7.3 This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged misrepresentation, promise or inducement not so set forth.

                  7.4 Neither this Agreement, nor the Executive's or the Company's respective rights and obligations hereunder, may be assigned by either party (including, in the case of the Company, by operation of law, by merger or otherwise).

                  7.5 This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

         8.       Subsidiaries and Affiliates.

                  8.1 As used herein, the term subsidiary" shall mean any corporation or other business entity controlled directly or indirectly by the corporation or other business entity in question, and the term "affiliate" shall mean and include any corporation or other business entity directly or indirectly controlling, controlled by or under common control with the corporation or other business entity in question.

         IN WITNESS WHEREOF, the parities have executed this Agreement as of the first date written above.

CROWN ENERGY CORPORATION


By: Richard S. Rawdin

Its: Secretary                                       Jay Mealey